UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.         )

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Nuveen Preferred and Income 2022 Term Fund
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Nuveen Preferred and Income 2022 Term Fund Announces Shareholder Proposal

NEW YORK, September 20, 2021 – The Board of Trustees of Nuveen Preferred and Income 2022 Term Fund (NYSE: JPT) has approved a proposal that will allow shareholders the opportunity to maintain their investment in the fund and its exposure to preferred securities. In light of the upcoming scheduled termination of the fund on or before March 1, 2022, the proposal asks shareholders to vote to amend the fund’s declaration of trust to eliminate the term structure. If the amendment is approved by shareholders, the fund will conduct a tender offer for 100% of its outstanding shares at net asset value. If the fund’s common assets taking into account shares properly tendered in the tender offer would be $70 million or greater, the tender offer will be completed and the fund’s term structure will be eliminated. If the fund’s common assets after the tender offer would be less than $70 million, the tender offer will be cancelled with no common shares repurchased and instead the fund will proceed to terminate as scheduled.

As part of the proposal, if the fund’s term structure is eliminated, the fund’s name will change to “Nuveen Preferred and Income Fund” and the fund’s common shares will continue to trade on the New York Stock Exchange under the current ticker symbol. Additionally, the fund will be permitted to invest in contingent capital securities and the fund’s target leverage ratio is expected to increase, with the goal of improving the fund’s net earnings and increasing monthly distributions for common shareholders. Nuveen also intends to waive 50% of its net management fees over the first year following elimination of the term, which will further enhance the net earnings of the fund.

Each of the changes described above will take effect only if shareholders approve the proposal described above and the tender offer condition is satisfied.

More information on the proposal will be contained in proxy materials expected to be filed in the near future.

Nuveen is a leading sponsor of closed-end funds (CEFs) with $65 billion of assets under management across 62 CEFs as of 30 June 2021. The funds offer exposure to a broad range of asset classes and are designed for income-focused investors seeking regular distributions. Nuveen has more than 30 years of experience managing CEFs.

For more information, please visit Nuveen’s CEF homepage www.nuveen.com/closed-end-funds or contact:

Financial Professionals

800-752-8700

Investors

800-257-8787

Media

media-inquiries@nuveen.com

About Nuveen

Nuveen, the investment manager of TIAA, offers a comprehensive range of outcome-focused investment solutions designed to secure the long-term financial goals of institutional and individual investors. Nuveen has $1.2 trillion in assets under management as of 30 June 2021 and operations in 27 countries. Its investment specialists offer deep expertise across a comprehensive range of traditional and alternative investments through a wide array of vehicles and customized strategies. For more information, please visit www.nuveen.com.

Nuveen Securities, LLC, member FINRA and SIPC.

The information contained on the Nuveen website is not a part of this press release.

FORWARD-LOOKING STATEMENTS

Certain statements made or referenced in this release may be forward-looking statements. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to:

•	market developments, including the timing of distributions and other events identified in this press release;

•	legal and regulatory developments;

•	the ability to obtain requisite shareholder approval for the proposal described herein;

•	the number of shares tendered in response to the fund’s tender offer; and

•	other additional risks and uncertainties.

Nuveen and the closed-end funds sponsored by Nuveen undertake no responsibility to update publicly or revise any forward-looking statements.

IMPORTANT INFORMATION

In connection with the proposal discussed herein, the fund expects to file with the Securities and Exchange Commission (“SEC”) solicitation materials in the form of a proxy statement on Schedule 14A. Investors are urged to read the solicitation materials and any other relevant documents when they become available because they will contain important information about the proposal. After they are filed, free copies of the solicitation materials will be available on the SEC’s web site at www.sec.gov.

This communication is not a solicitation of a proxy from any fund shareholder. However, the fund, Nuveen and certain of their respective directors/trustees, officers and affiliates may be deemed under the rules of the SEC to be participants in the solicitation of proxies from shareholders in connection with the proposal discussed herein. Information about the trustees and officers of the fund may be found in the fund’s annual reports previously filed with the SEC.

The tender offer referred to herein has not yet commenced, and there is no certainly that such offer will be commenced or completed. This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer will be made only through an offer to purchase and other related materials that will be made available to fund shareholders and filed with the SEC if and when the tender offer commences. Shareholders and other investors are urged to read the tender offer statement, the offer to purchase and the other related materials when they become available because they will contain important information. After they are filed, free copies of these materials will be available on the SEC’s web site at www.sec.gov.

Fund shares are not guaranteed or endorsed by any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation. Shares of closed-end funds are subject to investment risks, including the possible loss of principal invested. Past performance is no guarantee of future results. Closed-end funds frequently trade at a discount to their net asset value.

EPS-1838982PR-E0921X

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